EXHIBIT (8)(m)(2)

AMENDMENT TO SUPPLEMENTAL PAYMENT AGREEMENT (JPMORGAN)

Amendment No. 4 to the Participation Agreement

This Amendment No. 4 is made effective April 24, 2009 and is incorporated in and made a part of the Participation Agreement (“the Agreement”) made as of the 2nd day of August, 1999 by and among TRANSAMERICA LIFE INSURANCE COMPANY, formerly PFL Life Insurance Company (the “Company”), JPMORGAN INSURANCE TRUST, formerly One Group Investment Trust (the “Trust”), JPMORGAN INVESTMENT ADVISORS INC., formerly Banc One Investment Advisors Corporation (the “Adviser”) and JPMORGAN FUNDS MANAGEMENT INC., formerly One Group Administrative Services, Inc. (the “Services Company”).

All terms that are not defined in this Amendment shall have the same meanings as the same terms used in the Agreement. The Agreement is amended as follows:

1. Addition of New Parties. The parties to the Agreement agree to the addition of the following parties to the Agreement, as amended: TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY and J. P. MORGAN INVESTMENT MANAGEMENT INC. Any reference to “Adviser” in the Agreement is deleted in its entirety and is replaced with a reference to JPMorgan Investment Advisors Inc. or J.P. Morgan Investment Management Inc., as appropriate and as designated in this Amendment. Any reference to “Company” in the Agreement includes Transamerica Life Insurance Company and Transamerica Financial Life Insurance Company.

2. Schedule A. Schedules A of the Agreement is hereby deleted in its entirety and replaced with the following Schedule A:

SCHEDULE A

INSURANCE COMPANIES, SEPARATE ACCOUNTS, CONTRACTS, AND PORTFOLIOS

Insurance Company	Name of Separate Account and Date Established by Board of Directors	Contract/Policy	Portfolios (Class 1 Shares)
Transamerica Life Insurance Company	Retirement Builder Variable Annuity Account March 29, 1996:	The One® Income AnnuitySM	JPMorgan Insurance Trust Balanced Portfolio JPMorgan Insurance Trust Core Bond Portfolio JPMorgan Insurance Trust U.S. Equity Portfolio JPMorgan Insurance Trust Diversified Mid Cap Growth Portfolio

Insurance Company	Name of Separate Account and Date Established by Board of Directors	Contract/Policy	Portfolios (Class 1 Shares)
Transamerica Life Insurance Company	Retirement Builder Variable Annuity Account March 29, 1996	The One® Income AnnuitySM	JPMorgan Insurance Trust
Equity Index Portfolio

JPMorgan Insurance Trust
Intrepid Mid Cap Portfolio

JPMorgan Insurance Trust
Intrepid Growth Portfolio

JPMorgan Insurance Trust
Diversified Mid Cap
Value Portfolio

Transamerica Financial Life Insurance Company	Separate Account VA BNY September 27, 1994	Transamerica Landmark NY Variable Annuity (aka Transamerica Landmark Select NY)	JPMorgan Insurance Trust
International Equity Portfolio

JPMorgan Insurance Trust
Core Bond Portfolio

JPMorgan Insurance Trust
U.S. Equity Portfolio

JPMorgan Insurance Trust
Mid Cap Value Portfolio

JPMorgan Insurance Trust
Small Cap Core Portfolio

Transamerica Life Insurance Company	PFL Corporate Account One October 10, 1998	Advantage V Advantage VI	JPMorgan Insurance Trust Core Bond Portfolio JPMorgan Insurance Trust International Equity Portfolio JPMorgan Insurance Trust Diversified Equity Portfolio

Transamerica Life Insurance Company	Transamerica Corporate Separate Account Sixteen June 16, 2003	Advantage X	JPMorgan Insurance Trust Core Bond Portfolio

Insurance Company	Name of Separate Account and Date Established by Board of Directors	Contract/Policy	Portfolios (Class 1 Shares)
Transamerica Life Insurance Company	Transamerica Corporate Separate Account Sixteen June 16, 2003	Advantage X	JPMorgan Insurance Trust International Equity Portfolio JPMorgan Insurance Trust Diversified Equity Portfolio

3. Section 8.1. Section 8.1 of the Agreement is deleted in its entirety and replace by the following:

“8.1. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the State of Iowa in regard to Transamerica Life Insurance Company or the State of New York in regard to Transamerica Financial Life Insurance Company.”

Except to the extent modified by the Amendment, the remaining provisions of the Agreement shall remain in full force and effect. In the event of a conflict between the provisions of the Agreement and those of this Amendment, the Amendment shall control.

(Signatures on following page)

Transamerica Life Insurance Company

Authorized Signer:	/s/ Arthur D. Woods
Name: Title: Date:	Arthur D. Woods Vice President 4-16-2009

Transamerica Financial Life Insurance Company

Authorized Signer:	/s/ Arthur D. Woods
Name: Title: Date:	Arthur D. Woods Vice President 4-16-2009

JPMorgan Investment Advisors Inc.

Authorized Signer:	/s/ John C. Noel
Name: Title: Date:	John C. Noel Treasurer and CFO 4-2-2009

J.P. Morgan Investment Management Inc.

Authorized Signer:	/s/ Gary J Madich
Name: Title: Date:	Gary J Madich Managing Director 4-2-2009

JPMorgan Funds Management Inc.

Authorized Signer:	/s/ Robert L. Young
Name: Title: Date:	Robert L. Young Vice President 4-7-2009

SUPPLEMENTAL PAYMENT AGREEMENT

This Agreement is made effective April 24, 2009 by and between Transamerica Financial Life Insurance Company (the “Company”) and JPMorgan Investment Advisors Inc. (“JPMIA”) and J.P. Morgan Investment Management Inc. (“JPMIM”).

WHEREAS, the Company and JPMorgan Insurance Trust (the “Trust”) have entered into a Fund Participation Agreement (“Participation Agreement”) in order for certain separate accounts of the Company (“Separate Accounts”) to purchase shares (“Shares”) of the Portfolios of the Trust listed on Appendix A hereto (each, a “Portfolio”; collectively, the “Portfolios”). The Portfolios will serve as investment vehicles under variable annuity or life contracts (“Variable Contracts”) offered by the Company.

WHEREAS, the Company performs certain administrative and support services for the owners of its Variable Contracts.

WHEREAS, JPMIA and JPMIM are willing to pay the Company Supplemental Payments out of their legitimate profits for administrative and other services, set forth in Appendix B hereto, rendered by the Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.	JPMIA or JPMIM as appropriate depending on the Portfolio or Portfolios involved, recognize that the Company, on behalf of each of the Separate Accounts, is the sole shareholder of shares of the Portfolios issued under the Participation Agreement. JPMIA and JPMIM further recognize that the Trust will derive a substantial administrative benefit by virtue of having the Company, on behalf of each of the Separate Accounts, aggregate all purchase and redemption orders from owners of the Variable Contracts, and submit an omnibus order for each Account for the Portfolio shares issued under the Participation Agreement rather than multiple shareholders having record of ownership of such shares. In consideration of the savings resulting from such arrangement, and to compensate the Company for its costs, JPMIA and/or JPMIM agree to pay the Company Supplemental Payments at the annual rate designated in Appendix A of the average daily net assets of a Portfolio’s Shares owned beneficially by the Company’s customers in the Variable Contracts listed on Appendix A from time to time for which the Company provides services, which fee will be computed daily and payable monthly. The parties agree that such payments are for administrative services and investor support services, and do not constitute payment for investment advisory, distribution or other services. Payment of such amounts by JPMIA and/or JPMIM shall not increase the fees paid by the Trust or its shareholders.

2.	The Company hereby represents and warrants that this Agreement and the receipt of payments by the Company from JPMIA and/or JPMIM is legal and valid, and does not violate any statute, regulation, rule, order or judgment binding on the Company, or any agreement binding on the Company or affecting its property. The Company further represents and warrants that it has made all disclosures and obtained all consents required in order for it to receive payments under this Agreement. The representations and warranties set forth in this paragraph shall be made both as of the date hereof and shall continue as long as payments are made to the Company pursuant to this Agreement.

3.

JPMIA and JPMIM hereby represent and warrant that this Agreement and the receipt of payments by the Company from JPMIA and JPMIM is legal and valid, and does not violate any statute, regulation, rule, order or judgment binding on JPMIA and JPMIM, or any agreement binding on JPMIA and JPMIM or affecting their property. JPMIA and JPMIM further represent and warrant that they have made all disclosures and obtained all consents required in order for it to make payments under this Agreement. The representations and warranties set forth in this paragraph shall be made both as of the date hereof and shall continue as long as payments are made to the Company pursuant to this Agreement.

4.	This Agreement shall be governed and interpreted in accordance with the internal laws of the State of New York.

5.	This Agreement may be terminated by either party without cause by giving the other party at least thirty (30) days’ prior written notice of its intention to terminate. This Agreement shall terminate automatically upon the redemption of all of a Separate Account’s investment in the Trust, upon the termination of the Trust’s obligation to sell its shares under the Participation Agreement, or upon either party’s receipt of notice from the other party that the representations and warranties set forth in paragraph 2 or paragraph 3, as the case may be, are no longer true or upon termination of the Participation Agreement. This Agreement may be amended only by a written instrument signed by both parties.

IN WITNESS WHEREOF, this Agreement has been executed effective as of the date set forth above by a duly authorized officer of each party.

Transamerica Financial Life Insurance Company

By:	/s/ Arthur D. Woods
Name:	Arthur D. Woods
Title:	Vice President
Date:	4-16-2009

JPMorgan Investment Advisors Inc.

By:	/s/ John C. Noel
Name:	John C. Noel
Title:	Treasurer and CFO
Date:	4-2-2009

J.P. Morgan Investment Management Inc.

By:	/s/ Gary J Madich
Name:	Gary J Madich
Title:	Managing Director
Date:	4-2-2009

Appendix A

Portfolios

JPMorgan Insurance Trust Core Bond Portfolio Class 1

JPMorgan Insurance Trust U.S. Equity Portfolio Class 1

JPMorgan Insurance Trust Mid Cap Value Portfolio Class 1

JPMorgan Insurance Trust International Equity Portfolio Class 1

JPMorgan Insurance Trust Small Cap Core Portfolio Class 1

Servicing Fees

For each Portfolio: 0.25 basis points (0.25%) of the average daily net assets of the Class 1 Shares of the Portfolio held by Separate Accounts for the Variable Contracts’ owners.

Variable Contracts

Contract/Policy Funded by Separate Account
Transamerica Landmark NY Variable Annuity (aka Transamerica Landmark Select NY) Separate Account VA BNY (September 27, 1994)

Agreed to effective this 24th day of April 2009.

JPMORGAN INVESTMENT ADVISORS INC.		TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

By:	/s/ John C. Noel	By:	/s/ Arthur D. Woods
Name:	John C. Noel	Name:	Arthur D. Woods
Title:	Treasurer and CFO	Title:	Vice President

J. P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Gary J Madich
Name:	Gary J Madich
Title:	Managing Director

Appendix B

Administrative and Other Services

Maintenance of Books and Records

•	Assist as necessary to maintain book entry records on behalf of the Trust regarding issuance to, transfer within (via net purchase orders) and redemption by the Accounts of Trust shares.
•

Maintain general ledgers regarding the Accounts’ holdings of Trust shares, coordinate and reconcile information, and coordinate maintenance of ledgers by financial institutions and other Contract owner service providers.

Communication with the Trust Company

•

Serve as the agent of the Trust for receipt of purchase and redemption orders from Contract owners investing in the Trust through the Accounts and to transmit such orders, and payment therefor, to the Trust.

•	Coordinate with the Trust’s agents respecting daily valuation of the Trust’s shares and the Accounts’ units.
•	Purchase Orders

- Determine net amount available for investment in the Trust.

- Deposit receipts at the Trust’s custodians (generally by wire transfer).

- Notify the custodians of the estimated amount required to pay dividend or distribution.

•	Redemption Orders

- Determine net amount required for redemptions by the Trust.

- Notify the custodian and Trust of cash required to meet payments.

•	Purchase and redeem shares of the Trust on behalf of the Accounts at the then current price in accordance with the terms of the Trust’s then-current prospectus.
•	Assist in reducing, discouraging, or eliminating market timing transactions in Trust shares in order to reduce or eliminate adverse effects on the Trust or its shareholders.

Processing Distributions from the Trust

•	Process ordinary dividends and capital gains.
•	Reinvest the Trust’s distributions.

Reports

•

Periodic information reporting to the Trust, including, but not limited to, furnishing registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales and other promotional material, and any other SEC filings with respect to the Accounts invested in the Trust, as not otherwise provided for.

•

Periodic information reporting about the Trust, including any necessary delivery of the Trust’s prospectus and annual and semi-annual reports to owners and prospective owners of Contracts, as not otherwise provided for.

Trust-Related Contract Owner Services

•	Provide general information with respect to Trust inquiries (not including information about performance or related to sales).
•	Provide information regarding performance of the Trust and its Portfolios and the subaccounts of the Accounts.

•	Oversee and assist the solicitation, counting and voting or Contract owner voting interests in the Trust pursuant to Trust-related proxy statements.

Other Administrative Support

•	Provide other administrative and legal compliance support for the Trust as mutually agreed upon by the Company and the Trust, the Adviser, or the Administrator.
•	Relieve the Trust of other usual or incidental administrative services provided to individual owners and prospective owners of Contracts.